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                                                                    Exhibit 99.1

                              CONSULTING AGREEMENT

        This consulting agreement is made and entered into effective the 31st day of August, 2001, by and between WILLIAM E. K. HATHAWAY, II, managing director of Olympic Holdings, L.L.C. ("Consultant") and GAMECOM, INC. (the "Corporation").

                                  I. EMPLOYMENT

        It is the desire of the Corporation to engage the services of Consultant to perform for the Corporation certain consulting services regarding the identification of potential merger candidates whose business would be complementary to the business conducted by the Corporation, to provide advice and direction pertaining to the acquisition of a closely-held corporation or corporations, and to consult with the Corporation as to changes in the capital structure needed in connection with such acquisition(s).

                             II. TERM OF EMPLOYMENT

        The respective duties and obligations of the parties to this consulting agreement shall commence on September 1, 2001, and shall continue thereafter until August 31, 2002. Upon expiration of this consulting agreement, Consultant shall return to the Corporation any and all equipment, documents, materials, and any other "information" (as defined below), which Consultant received from the Corporation.

                            III. DUTIES OF CONSULTANT

                                     Duties

        Consultant shall diligently seek out an appropriate acquisition candidate or candidates for the Corporation, consistent with the growth plans contained within the Corporation's business plan. Consultant shall be available to consult with the board of directors, the officers, and the administrative staff of the Corporation at reasonable times concerning the search for such acquisition candidates, and shall provide strategic business advice with regard to the negotiation and consummation of acquisition contracts for such appropriate entities.

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                             Independent Contractor

        With respect to the services to be performed by Consultant under this consulting agreement, Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee.

                          Engaging in Other Employment

        Consultant shall be available at reasonable times for the services provided for in this consulting agreement, but shall devote only such time to the affairs of the Corporation as the Consultant, in his sole judgment, shall deem necessary. Consultant may represent, perform services for, and be employed by such additional persons or companies as the Consultant, in his sole discretion may desire.

                                IV. WORK FOR HIRE

        It is the intention of the parties to this consulting agreement that all rights, included, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Consultant pursuant to the terms of this consulting agreement, or otherwise, for the Corporation (the "Work") shall vest in the Corporation. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion.

                           V. CONFIDENTIAL INFORMATION

        For the purposes of this agreement, "Confidential Information" shall mean the information described below, which is disclosed by the Corporation to Consultant in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as "confidential." Confidential Information that is disclosed orally


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or visually shall be identified by the Corporation as confidential at the time of disclosure.

                            VI. NON-DISCLOSURE PERIOD

        Except as expressly permitted by the terms of this agreement, Consultant shall maintain in confidence and not disclose the Confidential Information for a period of three years from the date of disclosure (the "Non-Disclosure Period"), using a fiduciary degree of care to protect the Confidential Information.

                             VII. LIMITED DISCLOSURE

        Consultant shall disclose the Confidential Information only to those of its employees, third parties, and agents in the normal course of business who have a need-to-know such information for the reasonable purposes of this agreement, and who additionally are under a contractual obligation with Consultant to protect the Confidential Information.

                    VIII. LIMITS ON CONFIDENTIAL INFORMATION

        For the purposes of this agreement, Confidential Information shall not include any information which Consultant can prove:

        a) was in Consultant's possession, or known to Consultant without confidentiality restriction, prior to disclosure by the Corporation,

        b) was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to Consultant, or becomes generally known in the trade or business after such disclosure, through no act of Consultant,

        c) has come into the possession of Consultant without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or

        d) was developed by or for Consultant independently without reference to the Confidential Information.

        If a particular portion or aspect of the Confidential Information shall become subject to any of



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the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

                               IX. NO REPRODUCTION

        Consultant agrees not to reproduce or copy the Confidential Information, by any means whatsoever, except as may be reasonably required to accomplish Consultant's intended purpose with regard to the Confidential Information. Upon termination of this agreement, Consultant's right to use the Confidential Information shall immediately terminate. Further, upon such termination, or upon written demand by the Corporation at any time, Consultant shall promptly return to the Corporation, or destroy, at the Corporation's option, all tangible materials that disclose or embody any Confidential Information.

                          X. PROPRIETARY RIGHTS LEGEND

        Consultant shall not remove any proprietary rights legend from the Confidential Information, and shall, upon the Corporation's reasonable request, add any proprietary rights legend to materials disclosing or embodying the Confidential Information.

                          XI. COURT-ORDERED DISCLOSURE

        In the event that Consultant is ordered to disclose the Corporation's Confidential Information pursuant to a judicial or governmental request, requirement, or order, Consultant shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation's rights prior to such disclosure.

                               XII. NO WARRANTIES

        Consultant acknowledges that the Confidential Information may still be under development, may be incomplete, and that such information may relate to products that are under development or are planned for development. THE



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CORPORATION MAKES NO WARRANTIES REGARDING THE ACCURACY OF THE CONFIDENTIAL
INFORMATION. THE CORPORATION ACCEPTS NO RESPONSIBILITY FOR EXPENSES, LOSSES, OR ACTIONS INCURRED OR UNDERTAKEN BY CONSULTANT AS A RESULT OF CONSULTANT'S RECEIPT OR USE OF THE CONFIDENTIAL INFORMATION. THE CORPORATION MAKES NO WARRANTIES OR REPRESENTATIONS THAT IT WILL IN FACT INTRODUCE ANY PRODUCT OR SERVICE RELATING TO THE CONFIDENTIAL INFORMATION.

                                XIII. NO LICENSE

        Except as may be expressly specified within this agreement, the Corporation grants no license to Consultant under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

                               XIV. SECURITIES LAW

        Consultant hereby expressly acknowledges that the Confidential Information is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to Consultant, Consultant expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

                                XV. COMPENSATION

        As compensation for services rendered under the terms of this consulting agreement, Consultant shall be entitled to receive from the Corporation 700,000 shares of the Corporation's common stock, to be delivered to Consultant as soon as practicable after registration of those shares on Form S-8 under the Securities Act of 1933 and delivery of the required prospectus documents.

        Consultant shall be responsible for paying its costs and expenses incurred in connection with



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the performance of its duties pursuant to the terms of this consulting agreement.

        In the event that Consultant has failed to bring to the Corporation's attention a suitable acquisition candidate, at the sole good faith discretion of the Corporation's board of directors, within the term of this agreement, Consultant shall be required to and hereby agrees to sell back to the Corporation 350,000 shares of the Corporation's common stock for the total consideration of $10.00. Consultant understands that while he will be free to sell any or all of the shares he is to receive as compensation, sale of the shares will not relieve him of the obligation in this paragraph, and that as a result he may be required to purchase all or a portion of those shares in the open market should the contingency specified in this paragraph occur.

                                  XVI. GENERAL

      This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created under the contract are performable in Tarrant County, Texas.

        The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

        This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

        This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

        All agreements, warranties, representations, and indemnifications contained in this agreement, specifically including, but not limited to, the provisions of articles V-XIV above shall survive the termination of this consulting agreement.

        This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his or her interest in this agreement without the written consent of the Corporation.

        EXECUTED this _____ day of September, 2001.

                                   CONSULTANT:

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                                     ------------------------------------------
                                     WILLIAM E. K. HATHAWAY, II, MANAGING
                                     DIRECTOR OF OLYMPIC HOLDINGS, L.L.C.

                                     1016 Hanson Way
                                     Virginia Beach, Virginia 23454


                                     GAMECOM, INC.



                                     by: ---------------------------------------
                                         L. Kelly Jones, chief executive officer

                                     440 North Center
                                     Arlington, Texas 76011